Exhibit 10.25



                            NEW CENTURY ENERGY CORP.

                     AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made between New Century Energy Corp., a Colorado corporation (the "Company"), and Edward R. DeStefano ("Executive") (collectively sometimes referred to as the "Parties" and individually sometimes referred to as "Each Party"). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the "Effective Date" set forth in
Section  14  below.

                              W I T N E S S E T H:

     WHEREAS, the Company and Executive have previously entered into a three year Executive Employment Agreement, effective September 1, 2005 (the "2005 Agreement");

     WHEREAS, the Company and Executive now desire to amend and replace the terms and conditions of the 2005 Agreement, with the terms and conditions of this Agreement, and this Agreement shall replace and supersede the terms and conditions of the 2005 Agreement from the Effective Date of this Agreement as written below; and

     WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

     1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as its Chief Executive Officer and President ("Employment") for a period of three (3) calendar years beginning on September 1, 2005 and ending on December 31, 2008, which Employment shall be renewable for successive one (1) year terms at 110% of the Yearly Salary then in effect (as defined under Section 3(a)), unless either the Company or Executive provide notice of their intent to terminate this Agreement prior to thirty (30) days before the date this Agreement is to terminate, or such notice is waived by the other party.

     2.  Scope  of  Employment.

          (a) During the Employment, Executive will serve as Chief Executive Officer and President. In that connection, Executive will (i) devote his full-time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

          (b)  Section  2(a) shall not be construed as preventing Executive from
     (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises; provided that in no event shall any such service, business activity or investment require the provision of substantial services by Executive to the operations or the

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     affairs  of  such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Executive's duties hereunder; and subject to Section 6.

     3. Compensation and Benefits During Employment. During the Employment, the Company shall provide compensation to Executive as follows.

          (a) Executive shall receive a different "Yearly Salary" depending on the year which Executive is employed under this Agreement, including:

               (i) a Yearly Salary of $200,000 for the year ended December 31, 2005, of which approximately $66,667 is payable to Executive under this Agreement for the four month period beginning on September 1, 2005 and ending on December 31, 2005;

               (ii) a Yearly Salary of $225,000 for the five month period beginning on January 1, 2006 and ending on May 31, 2006 of which approximately $93,750 is payable to Executive under this Agreement during such five month period (which period represents the Yearly Salary Executive was to earn under the 2005 Agreement, from January 1, 2006 until the Effective Date of this Agreement);

               (iii) a Yearly Salary of $325,000 for the seven month period beginning on June 1, 2006, and ending on December 31, 2006, of which approximately $189,583 is payable to Executive under this Agreement during such seven month period (which period represents the new Yearly Salary in effect for Executive as of the Effective Date of this agreement until December 31, 2006); and

               (vi) a Yearly Salary of $350,000 for the twelve month period beginning January 1, 2007 and ending December 31, 2008.

          (b) Executive shall be entitled to a one-time bonus in the amount of $10,000 payable within ten (10) days of Executive's entry into this Agreement in consideration for Executive's help and guidance in connection with the Company's wholly-owned subsidiary, Gulf Coast Oil Corporation closing the purchase of the $33,000,000 acquisition of certain undivided interests in producing properties as well as undeveloped oil and gas mineral leases totaling 9,167 acres and other related assets and contracts in McMullen County, Texas.

          (c) In addition to Executive's Yearly Salary, Executive may be granted bonus payments of cash or shares of the Company's common stock from time to time at the discretion of the Company's Board of Directors.

          (d) The Company shall reimburse Executive for business expenses incurred by Executive in connection with the Employment in accordance with the Company's then-current policies.

          (e) The Company hereby agrees to give Executive a car allowance of $750.00 per month to be spent on obtaining and maintaining transportation for Executive.

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          (f)  Executive will be entitled to participate in any health insurance or  other  employee benefit plan which the Company may adopt in the future.

          (g)  Executive will be entitled to fourteen (14) days of paid time off
     (PTO) per year. PTO days shall begin on the 1st of January for each successive year. PTO days shall begin on the 1st of January for each successive year. Unused PTO days shall roll-over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

          (h) Executive will be entitled to participate in any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board of Directors.

          (i) Executive will be entitled to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

          Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause.

     4.  Confidential  Information.

          (a) Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Executive will not disclose, directly or indirectly, any of the Company's confidential business information or confidential technical information to anyone without authorization from the Company's management. Executive will not use any of the Company's confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

          (b) Executive will strictly adhere to any obligations that may be owed to former employers insofar as Executive's use or disclosure of their confidential information is concerned.

          (c) Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that: (i) the information was in Executive's possession or within Executive's knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company, or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

          (d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during the Employment are the property of the Company. Upon

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     Termination  of  the  Employment,  whether or not for Cause, Executive will immediately deliver to the Company all property of the Company which may still be in Executive's possession. Executive will not remove or assist in removing such property from the Company's premises under any circumstances, either during the Employment or after Termination thereof, except as authorized by the Company's management.

          (e) For a period of one (1) year after the date of Termination of the Employment, Executive will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such Termination or at any time during such one year period following the time of such Termination was an employee of the Company without the prior written consent of the Company.

     5.  Ownership  of  Intellectual  Property.

          (a) The Company will be the sole owner of any and all of Executive's Trade Secrets all of which enable the Company to compete successfully in its business. As an express condition of this Agreement, Executive covenants and agrees: to treat all such matters relating to the Company's business, including all geological, geophysical, engineering, and land data relating to Company properties and any of the Company's business operations, methods, procedures, or activities as trade secrets and confidential information entrusted to Executive, solely for use in his capacity as an employee under the terms of this Agreement, and Executive will not divulge such information in any way to persons outside of the Company or utilize such information other than in his capacity as an employee under the terms of this Agreement during or after the expiration or termination of this Agreement for any reason whatsoever.

          (b) For purposes of this Agreement, "Trade Secret" means all inventions, discoveries, prospects and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

          (c) A Trade Secret is "related to the Company's business" ("Company-Related Trade Secret") if it is made, conceived, or reduced to practice by Executive (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Executive was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Executive for the Company.

          (d) Executive will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Trade Secrets.

          (e) Executive will assist the Company, at the Company's expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Trade Secrets, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

          (f) To the extent that any Company-Related Trade Secret is eligible under applicable law to be deemed a "work made for hire," or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Executive. In some jurisdictions, Executive may

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     have a right, title, or interest ("Right," including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Trade Secrets that cannot be automatically owned by the Company. In that case, if applicable law permits Executive to assign Executive's Right(s) in future Company-Related Trade Secrets at this time, then Executive hereby assigns any and all such Right(s) to the Company, without additional compensation to Executive; if not, then Executive agrees to assign any and all such Right(s) in any such future Company-Related Trade Secrets to the Company or its nominee(s) upon request, without additional compensation to Executive.

     6. Non-competition. As a condition to, and in consideration of, the Company's entering into this Agreement, and giving Executive access to certain confidential and proprietary information, which Executive recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Executive and other employees similarly situated to Executive, and for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, Executive acknowledges and hereby agrees as follows:

          (a) that Executive is and will be engaged in the business of the Company;

          (b) that Executive has occupied a position of trust and confidence with the Company prior to the Effective Date, and that during the period of Executive's Employment under this Agreement, Executive has, and will, become familiar with the Company's trade secrets and with other proprietary and confidential information concerning the Company;

          (c) that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company's legitimate business interests; and that the Company's need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Company in developing oil and gas investment, acquisition, exploration and drilling opportunities and similar confidential information; (ii) the fact that Executive will be personally entrusted with the Company's confidential and proprietary information;
     (iii) the fact that, after having access to the Company's data and other confidential information, Executive could become a competitor of the Company; and (iv) the highly competitive nature of the Company's industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

          (d) that for a period commencing on the Effective Date and ending twelve (12) months following Termination as provided in Section 11, Executive will not, directly or indirectly, serve as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that directly or indirectly engages or proposes to engage in (i) competing with the Company on exploration or development of any oil and gas leases within one (1) mile of any seismic line acquired, purchased or shot for the Company or (ii) within one (1) mile of any oil and gas property owned and operated by the Company (iii) Executive further agrees that he will not engage or cause or assist any third party to engage in the exploration, leasing, development, or marketing of any Prospects or leasehold interests within one (1) mile of any Company owned or operated properties; provided, however

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          (e)  that  nothing  contained  herein  shall  be  construed to prevent
     Executive from investing in the stock or securities of any competing corporation listed on any recognized national securities exchange or traded in the over the counter market in the United States, but only if (i) such investment is of a totally passive nature and does not involve Executive devoting time to the management or operations of such corporation and Executive is not otherwise involved in the business of such corporation; and if (ii) Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the Effective Date), collectively, do not own, directly or indirectly, more than an aggregate of two percent (2%) of the outstanding stock or securities of such corporation.

     7. Legal Fees and Expenses. In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Executive arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys' fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

     8.  Successors.

          (a)  This  Agreement shall inure to the benefit of and be binding upon
     (i) the Company and its successors and assigns; (ii) Executive and Executive's heirs and legal representatives, except that Executive's duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part; and (iii) Executive Parties as provided in Section 10.

          (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, Acquisition, acquisition of the controlling interest of the Company's common stock or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     9.  Arbitration.

          (a) Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration. If a dispute should arise under this Agreement, either party may, within sixty
     (60) days after the dispute arises, make a demand for arbitration by sending a demand in writing to the other. The question(s) to be decided by the arbitrators shall be stated in writing in the written request for arbitration and the jurisdiction of the arbitrators shall be limited to a decision of the question so stated in writing.

          The parties may agree upon one arbitrator, but in the event they cannot do so within fifteen days, there shall be three arbitrators, one named in writing by each of the parties within thirty days after the demand

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     for  arbitration  is  made,  and  a  third to be chosen by the two so named within the following fifteen days. There shall be no communication between any party and an arbitrator other than at oral hearings or in documents that are currently provided to the parties by certified mail or, if the documents are presented during the hearing, by hand delivery.

          Arbitration shall take place before the arbitrator, who will preferably but not necessarily be a lawyer but who shall have at least fifteen (15) years' experience in working in or with oil and gas exploration and production companies. The arbitration may proceed in the absence of any party that, after due notice, fails to be present. An award shall not be made solely on the default of a party. The arbitrators shall require the party who is present to submit such evidence as the arbitrators may require for the making of an award.

          Unless otherwise agreed by the parties, the arbitration shall take place in Houston, Texas where Executive's principal office space is located at the time of the dispute or was located at the time of Termination of the Employment (if applicable). The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings. The award shall be made promptly and, unless otherwise agreed by all the parties, no later than thirty days from the date of closing of the arbitration hearing. If there is only one arbitrator, his decision shall be binding and conclusive on the parties. If there are three arbitrators, the decision of any two shall be binding and conclusive

          (b) To protect inventions, trade secrets, or other confidential information of Section 4, and/or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

          (c) At the request of either party, the arbitrator may take any interim measures s/she deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

          (d) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     10.  Indemnification.

          (a) The Company agrees to indemnify and hold harmless Executive, his nominees and/or assigns (a reference in this Section 10 to Executive also includes a reference to Executive's nominees and/or assigns) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation that is in any way related to the Executive's employment with the Company (whether or not in connection with any action in which the Executive is a party). Such indemnification does not apply to acts performed by Executive, which are criminal in nature or a violation of law. The Company also agrees that Executive shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, for, or in connection with, the engagement of the Executive under the Agreement, except to the extent that any such liability resulted primarily and directly from Executive's gross negligence and willful misconduct.

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          (b)  These  indemnification  provisions  shall  be  in addition to any liability which the Company may otherwise have to Executive or the persons indemnified below in this sentence and shall extend to the following: the Executive, his affiliated entities, partners, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, the "the Executive Parties").

          (c) If any action, suit, proceeding or investigation is commenced, as to which any of the Executive parties propose indemnification under the Agreement, they shall notify the Company with reasonable promptness; provided however, that any failure to so notify the Company shall not relieve the Company from its obligations hereunder. The Executive Parties shall have the right to retain counsel of their own choice (which shall be reasonably acceptable by the Company) to represent them, and the Company shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against the Executive Parties made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the party seeking indemnification, which shall not be reasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

          (d) The indemnification provided by this Section 10 shall not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company's Articles of Incorporation, Bylaws, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of Executive, both as to action in his Employment and as to action in any other capacity.

          (e) Executive shall be entitled to reasonable expenses (including court costs and attorneys' fees) incurred by Executive, if Executive serves as a witness or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (each a "Proceeding"), shall be paid by the Company at reasonable intervals in advance of the final disposition of such Proceeding after receipt by the Company of:

               (i) a written affirmation by Executive of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company; and

               (ii) a written undertaking by or on behalf of the Executive to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Such written undertaking shall be an unlimited obligation of the Executive but need not be secured and it may be accepted without reference to financial ability to make repayment.

          Notwithstanding any other provision of this Section 10, the Company may pay or reimburse expenses incurred by Executive in connection with his

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     appearance  as  a  witness or other participation in a Proceeding at a time when  he  is  not  named  a  defendant  or  respondent  in  the Proceeding.

          (f) Neither Termination nor completion of the Employment shall effect these indemnification provisions which shall then remain operative and in full force and effect.

     11.  Termination

     This Agreement and the employment relationship created hereby will terminate (i) upon the disability or death of Executive under Section 11 (a) or 11(b); (ii) with cause under Section 11 (c); (iii) for good reason under Section 11 (d); or (iv) without cause under Section 11(e).

          (a) Disability. The Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to prevent him from performing his duties without reasonable accommodation by Executive hereunder for a period of more than thirty (30) consecutive days upon Company giving at least thirty (30) days written notice of termination.

          (b) Death. This Agreement will terminate on the Death of the Executive.

          (c) With Cause. The Company may terminate this Agreement at any time because of, (i) the conviction of Executive of an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (ii) Executive's gross negligence in the performance of his duties hereunder.

          (d) Good Reason. The Executive may terminate his employment for "Good Reason" by giving Company ten (10) days written notice if:

               (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

               (ii)  his  compensation  is  reduced;  or

               (iii) The Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for termination hereunder or to contest in good faith such notice. Further, if such contest is not resolved within thirty (30) days, the Company shall submit such dispute to arbitration under Section 9.

          (e) Without Cause. Company may terminate this Agreement without cause.

     Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company's Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause under
Section  10(c)  above.

     12.  Obligations  of  Company  Upon  Termination.

          (a) In the event of the termination of Executive's employment pursuant to Section 11 (a), Executive will be entitled to a one time lump sum payment equal to 50% of the full Yearly Salary then in effect (for example, if Executive is terminated under Section 12(b) in the third year covered by this Agreement (during the period from January 1, 2007 and December 31,
     2007), Executive shall be entitled to a one time lump sum payment of $175,000), in addition to all payments of salary earned through the date of termination, which shall be immediately due and payable (plus life insurance or disability benefits), which payment shall be payable to Executive within thirty (30) days of the Company's written notice of termination to be provided to Executive under Section 11(a), above.

          (b) In the event of the termination of Executive's employment pursuant to Section 11 (b) or (c), Executive will be entitled only to the compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits).

          (c) In the event of the termination of Executive's employment pursuant to Section 11 (d) or (e), Executive will be entitled to receive as severance pay, a one time lump sum payment equal to 150% of the full Yearly Salary then in effect (for example, if Executive is terminated under Section 12(b) in the third year covered by this Agreement (during the period from January 1, 2007 and December 31, 2007), Executive shall be entitled to a one time lump sum payment of $525,000), in addition to all payments of salary earned through the date of termination, which shall be immediately due and payable. Provided however that any payment of severance under this Section 12(b) is contingent upon execution of a Settlement Agreement and Mutual Release releasing the Company from any and all obligations under this Agreement.

          (d) In the event of termination of Executive's employment, the indemnification provisions of Section 10. Indemnification, shall survive the termination of the Executive in respect to ongoing obligations of the Company to pay legal and other costs in any action, suit, proceeding or investigation in accordance with Section 10.

     13.  Other  Provisions.

          (a) All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to the Chairman of the Board or any vice president of the Company, if any. Notices to Executive may be delivered to Executive in person or sent to Executive's then-current mailing address as indicated in the Company's records.

          (b) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

          (c) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

          (d) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

          (e) This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Texas as applied to contracts made and carried out in Texas by residents of Texas.

          (f) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

          (g) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

          (h) This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

     14.  Summary  of  Terms  of  Employment

          Effective  Date                June  1,  2006

          Term  &  Commitment            Three  Years,  full-time,  renewable

          Office  / Position             Chief Executive Officer and President

          Salary                         As  described under Section 3(a) herein










        [Remainder of page left intentionally blank.  Signatures follow.]

     This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

Executed  to  be  effective  as  of  the  Effective  Date.


NEW  CENTURY  ENERGY  CORP.:               EXECUTIVE:



By: /s/ Edward R. DeStefano                Edward R. Destefano
   -------------------------               ---------------------------
                                           Edward  R.  DeStefano

Its: President
    -----------------------

Printed  Name: Edward R. DeStefano
              ----------------------

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